Exhibit 3.51

OPERATING AGREEMENT

OF

QUARRY PROPERTIES, L.L.C.

THIS OPERATING AGREEMENT (this “Agreement”) is made and entered into effective this 10th day of December, 2003, by and between CON-AGG OF MO, L.L.C., a Missouri limited liability company.

WITNESSETH:

WHEREAS, Con-Agg of MO, L.L.C. has caused Quarry Properties, L.L.C. (the “Company”) to be formed as a limited liability company under the Missouri Limited Liability Company Act and, as required thereunder, the parties hereto do hereby adopt this Agreement as the Operating Agreement of the Company.

NOW, THEREFORE, in consideration of the premises and the mutual agreements contained herein, the parties hereto agree as follows:

ARTICLE 1—DEFINITIONS

1.1 Terms Defined Herein. As used herein, the following terms shall have the following meanings, unless the context clearly indicates otherwise:

“Act” means the Missouri Limited Liability Company Act, as amended from time to time.

“Agreement” means this Operating Agreement of Company as amended from time to time.

“Articles” means the Articles of Organization of the Company filed with the Missouri Secretary of State, as amended from time to time.

“Bankruptcy”, with respect to any Person, means the entry of an order for relief against such Person under the Federal Bankruptcy Code or the insolvency of such Person under any state insolvency act.

“Capital Account” means the separate account established and maintained by the Company for each Member and/or each Transferee.

“Capital Contribution” means, with respect to a Member, the total amount of cash and the agreed upon net Fair Value of property contributed by such Member (or such Member’s predecessor in interest) to the capital of the Company for such Member’s Interest.

“Code” means the Internal Revenue Code of 1986, as amended from time to time, or the corresponding provisions of future laws.

“Distributions” means any distributions by the Company to the Members of Available cash, Property and/or Liquidation Proceeds or other amounts.

“Event of Withdrawal” means an event upon the occurrence of which a Member ceases to be a Member of the Company pursuant to Section 7.6.

“Income” and “Loss” means, respectively, for each fiscal year or other period, an amount equal to the Company’s taxable income or loss for such period, determined in accordance with the Code.

“Initial Capital Contributions” means the Capital Contributions made by the Members pursuant to this Agreement.

“Interest” refers to the entirety of a Member’s rights and interests in the Company in such Member’s capacity as a Member, all as provided in the Articles, this Agreement and the Act, including, without limitation, the Member’s interest in the total capital, profits and losses of the Company and shall include ownership and profit and loss sharing ratio which shall be the same percentage.

“Liquidation Proceeds” means all Property at the time of liquidation of the Company and all proceeds thereof.

“Majority in Interest” means any group of Members holding an aggregate of more than fifty percent (50%) of the Percentage Interests held by all Members and/or Transferees of the Company.

“Manager” means the person or persons designated pursuant to Section 5.1 from time to time as the Manager or Managers of the Company.

“Member” means each Person executing this Agreement and each Person who is subsequently admitted to the Company as a Member.

“Percentage Interest”, with respect to a Member, means such Member’s percentage interest in the Company including such Member’s percentage of the ownership and sharing ratio with respects to the net income, gain, loss, deduction and credits of the Company. The initial percentage interest of each Member, shall be as follows:

Member	Percentage Interest
Con-Agg of MO, L.L.C.	100%

Percentage of ownership and profit and loss ratio shall be the same.

“Person” means any individual, partnership, limited liability company, corporation, trust or other entity.

“Property” means all properties and assets that the Company may own or otherwise have an interest in from time to time.

“Substitute Member” shall have the meaning set forth in Section 7.3.

“Percentage Interest Certificate” means a written certificate issued by the Company stating the Percentage Interest of each member.

“Super-Majority in Interest” means any group of Members holding an aggregate of more than sixty-six percent (66%) of the Percentage Interests held by all Members.

“Treasury Regulations” means the regulations promulgated by the Treasury Department with respect to the Code, as such regulations are amended from time to time, or the corresponding provisions of future regulations.

1.2	Other Definitional Provisions.

(a) As used in this Agreement, accounting terms shall have the respective meanings given to them under generally accepted accounting principles.

(b) The words “hereof’, “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement, and any “section”, “subsection”, “schedule” and “exhibit references” are all to this Agreement unless otherwise specified.

(c) Words of the masculine gender shall be deemed to include the feminine or neuter genders, and vice versa, where applicable. Words of the singular number shall be deemed to include the plural number, and vice versa, where applicable.

ARTICLE II—BUSINESS PURPOSES AND OFFICES

2.1 Name; Business Purpose. The name and business purposes of the Company shall be as stated in the Articles. The Company is formed only for such purposes and shall not be deemed to constitute any agreement among the Members with respect to any other activities whatsoever other than the activities within such purposes. The Company is formed to function as a limited liability company formed pursuant to the Act and shall not be construed to be a joint venture, partnership, employment relationship, or any other entity other than a limited liability company formed pursuant to the Act. The name and/or purposes of the Company may be changed by the written and documented determination of a Majority in Interest.

2.2 Powers. In addition to the powers and privileges conferred upon the Company by law and those incidental thereto, the Company shall have the same powers as a natural person to do all things necessary or convenient to carry out its business and affairs, including, without limitation, the power to do the following:

(a) Sue and be sued, complain and defend, and participate in administrative or other proceedings, in its name;

(b) Have a seal, which may be altered at pleasure, and use the same by causing it, or a facsimile thereof, to be impressed or affixed or in any other manner reproduced, provided that the affixing of a seal to an instrument shall not give the instrument additional force or effect, or change the construction thereof, and the use of a seal is not mandatory;

(c) Purchase, take, receive, lease as lessee, take by gift, legacy, or otherwise acquire, own, hold, improve, use, and otherwise deal in and with any real or personal property, or any interest therein, wherever situated;

(d) Sell, convey, mortgage, pledge, lease as lessor, exchange, transfer, and otherwise dispose of all, any part of, or any interest in, its property and assets;

(e) Lend money to, and/or otherwise assist, its members and employees, except as otherwise provided in this Agreement or the Articles.

(f) Purchase, take, receive, subscribe for or otherwise acquire, own, hold, vote, use, employ, sell, mortgage, loan, pledge, or otherwise dispose of, and otherwise use and deal in and with, shares or other interests in, or obligations of, other domestic or foreign limited liability companies, corporations, associations, trusts, general or limited partnerships, or individuals, or direct or indirect obligations of the United States or of any other government, state, territory, governmental district or municipality or of any instrumentality thereof;

(g) Incur liabilities, borrow money for its proper purposes at any rate of interest that the Company may determine without regard to the restrictions of any usury law of the State of Missouri, issue notes, bonds, and other obligations, secure any of its obligations by mortgage or pledge or deed of trust of all or any part of its property, franchises, and income, and make contracts, including contracts of guaranty and suretyship;

(h) Invest its surplus funds from time to time, lend money for its proper purposes, and take and hold real and personal property as security for payment of funds so loaned for investment;

(i) Conduct its business, carry on its operations, have and maintain offices, both within and/or without the State of Missouri, and exercise in any other state, territory, district, or possession of the United States or in any foreign country the powers granted by the Act, the Articles or this Agreement;

(j) Appoint agents, retain and employ accountants and/or attorneys, and hire employees of the Company, define their duties, fix their compensation and to indemnify them to the extent and in the manner permitted by law;

(k) Make donations for the public welfare or for charitable, scientific, religious, or educational purposes, lend money to the government, and transact any lawful business with the government;

(l) Establish deferred compensation plans, pension plans, profit-sharing plans, bonus plans, option plans, and other incentive plans for its employees and make the payments and/or contributions provided for therein;

(m) Become a promoter, partner, member, associate, or manager of any general partnership, limited partnership, trust, joint venture or similar association, any other limited liability company, or other enterprise; and

(n) Cease the activities of the Company and surrender the franchise of the Company;

2.3 Principal Office. The principal office of the Company shall be located at 2604 North Stadium Boulevard, Columbia, Missouri, 65202, or at such other place(s) as the Members may determine from time to time.

2.4 Registered Office and Registered Agent. The location of the registered office and the name of the resident agent of the Company in the State of Missouri shall be as stated in the Articles. The registered office and registered agent of the Company in the State of Missouri may be changed, from time to time, by the Members.

2.5 Amendment of the Articles. The Company shall amend the Articles at such time or times and in such manner as may be required by the Act, by a Majority in Interest, or as otherwise set forth herein.

2.6 Effective Date. This Agreement shall be effective upon the date that the Articles are filed with the Secretary of State of Missouri.

2.7 Liability of Members. No Member, solely by reason of being a Member, shall be liable, under a judgment, decree or order of a court, or in any other manner, for a debt, obligation or liability of the Company, whether arising in contract, tort or otherwise, or for the acts or omissions of any other Member of the Company.

ARTICLE III—CAPITAL CONTRIBUTIONS AND LOANS

3.1 Capital Contributions. Upon the execution of this Agreement, each Member shall make an initial contribution of cash and/or property to the capital of the Company in the amounts set forth opposite their names:

Member	Initial Contribution

Con-Agg of MO, L.L.C.	Lot Three (3), in Block One (1) of BEAR CREEK SUBDIVISION NO. ONE (1), as shown by plat recorded in Plat Book 8, Page 38, Boone County, Missouri, Records. EXCEPT the West 187.5 feet (W 187.5’) thereof.

AND all of that land lying East of Lot Three (3) in Block One (1) bounded on the North by the North line of Lot Three (3) Block One (1) extended Easterly to Bear Creek and bounded on the South by the South line of Lot Three (3) Block One (1) extended to Bear Creek. EXCEPT for that portion of the platted cul-de-sac extending North of said lot line, and bounded on the East by the now existing center line of Bear Creek, all in Section Six (6), Township Forty-eight (48) North, Range

Twelve (12) West, in Boone County, Missouri.

AND

The West 187.5 feet (W 187.5’) of Lot Three (3) in Block One (1) of BEAR CREEK SUBDIVISION NO. ONE (1), as shown on plat recorded in Plat Book 8, Page 38, Boone County, Missouri Records.

AND

Lot Ten (10) in Block Two (2) of BEAR CREEK SUBDIVISION, as shown on plat recorded in Plat Book 8, Page 38, Boone County, Missouri Records.

3.2 Capital Accounts. A separate Capital Account shall be maintained for each Member and/or each transferee in accordance with the Code and applicable Treasury Regulations.

3.3 Capital Withdrawal Rights, Interest and Priority. Except as expressly provided in this Agreement, no Member shall be entitled to withdraw or reduce such Member’s Capital Account or to receive any Distributions. No Member shall be entitled to demand or receive any Distribution in any form other than in cash. No Member shall be entitled to receive or be credited with any interest on the balance in such Member’s Capital Account at any time. Except as may be otherwise expressly provided herein, no Member shall have any priority over any other Member as to the ultimate return of the balance in such Member’s Capital Account.

3.4 Loans. Any Member may make a loan to the Company in such amounts, at such times and on such terms and conditions as may be approved by a Majority in Interest. Loans by any Member to the Company shall not be considered as contributions to the capital of the Company.

ARTICLE IV—ALLOCATIONS AND DISTRIBUTIONS

4.1 Liquidation Distributions. Liquidation Proceeds shall be distributed in the following order of priority:

(a) To the payment of debts and liabilities of the Company (including to Members to the extent permitted by law) and the payment of costs and expenses of liquidation.

(b) Next, to the setting up of such reserves as the Person required or authorized by law to wind up the Company’s affairs may reasonably deem necessary or appropriate for any disputed, contingent or unforeseen liabilities or obligations of the Company, provided that any such reserves shall be paid over by such person to an independent escrow agent, to be held by such agent or its successor for such period as such person shall deem advisable for the purpose of applying such reserves to the payment of such liabilities or obligations and, at the expiration of such period, the balance of such reserves, if any, shall be distributed as hereinafter provided.

(c) The remainder to the Members in accordance with, based upon, their respective Capital Account balances after taking into account the allocations of all Income or Loss pursuant to this agreement for the fiscal year(s) in which the Company is liquidated.

4.2 Allocation of Income, Loss, and Credits. Income or Loss (other than from transactions in liquidation of the Company) and Credits for each fiscal year shall be allocated among the Members in accordance with their Percentage Interests.

4.3 Allocation of Tax Items. All of the provisions of this Agreement are intended to comply with applicable provisions of the Code and Treasury Regulations, and shall be interpreted and applied in a manner consistent with the Code and such Treasury Regulations.

ARTICLE V—MANAGEMENT

5.1 Management. The business and affairs of the Company shall be initially managed by Two (2) Managers. The initial Managers shall be Larry W. Moore and Billy G. Sapp. The number of Managers may thereafter be altered only by a vote of Super-Majority in Interest. A Successor Manager or Managers shall be elected by a Majority in Interest. The Manager shall have full authority to bind the Company and to execute deeds, deeds of trust, contracts and all documents of conveyance on behalf of the Company. Any person or entity dealing with the Manager shall be entitled to rely on his or her authority without further documentation from the Company or the Members. Notwithstanding the foregoing, all of the Members, by unanimous written consent, may authorize a single Member or multiple Members to perform acts and execute documents in the name of the Company for the specific purposes set forth in said written consent; and all such acts and documents shall be binding upon the Company. No Manager shall receive any compensation from the Company.

5.2 Meetings of Members; Place of Meetings. Except as provided in Section 5.5, all decisions of the Members shall be made at a meeting duly held in accordance with this Article V. Meeting of the Members may be held for any purpose, and may be called by any Manager or by Members holding not less than forty percent (40%) of the Percentage Interests. All meetings of the Members shall be held at the principal office of the Company or at such other place, within or without the State of Missouri, as shall be designated from time to time by the Members and stated in the notice of the meeting or in a duly executed waiver of the notice thereof. Members may participate in a meeting of the Members by means of telephone conference whereby all Members participating in the meeting can hear each other and participation in a meeting in this manner shall be deemed to constitute presence in person at the meeting.

5.3 Quorum. The presence, in person or by proxy, of a Majority in Interest shall constitute a quorum for the transaction of business by the Members. If less than a Majority in Interest are represented at a meeting, a majority of the Interests so represented may adjourn the meeting to a specified date not longer than ninety (90) days after such adjournment, without further notice. At any time that an Event of Withdrawal has occurred with respect to a Member and, as a result, no Person shall have the right to vote or to participate in the management of the business and affairs of the Company with respect to the Interest held by such Member, then the Percentage Interest represented by such Interest shall be disregarded in determining whether the requisite Percentage Interest necessary for a quorum is present at a meeting of Members, with the effect that such Interest shall be treated as if such interest had not been issued and the requisite percentage necessary for a quorum shall be applied against the remaining total Percentage Interests.

5.4 Proxies. At any meeting of the Members, every Member having the right to vote thereat shall be entitled to vote in person or by proxy appointed by an instrument in writing signed by such member and bearing a date not more than three years prior to such meeting.

5.5 Action Without Meeting. Any action required or permitted to be taken at any meeting of the Members of the Company may be taken without a meeting if the action is evidenced by one or more written consents of a Majority in Interest setting forth the action to be taken and signed by each Member entitled to vote.

5.6 Notice of Meetings. Notice stating the place, day, hour, and the purpose for which the meeting is called shall be given, not less than 10 days nor more that 60 days before the date of the meeting, by or at the direction of the Members calling the meeting, to each Member entitled to vote at such meeting.

5.7 Waiver of Notice. When any notice of any meeting is required to be given to any Member of the Company hereunder, a waiver thereof in writing signed by the Member entitled to such notice, whether before, at or after the time of the meeting, shall be equivalent to the giving of such notice.

5.8 Voting by Certain Members. In the case of a Member that is a corporation, its Interest may be voted by such officer, agent or proxy as the bylaws of such corporation may prescribe, either in person or by proxy. In the case of a Member that is another limited liability company, its Interest may be voted, in person or by proxy, by such Person as is designated by the operating agreement of such other limited liability company. In the case of a member that is a general or limited partnership, its interest may be voted by any general partner having written authorization from the partnership.

5.9 Voting Requirement. Each Member shall have the right to vote in accordance with such Member’s Percentage Interest. Except as otherwise expressly provided in this Agreement, the affirmative vote of a Majority in Interest shall be required for a valid decision of the Members, including any decision regarding any transaction, agreement or action that is not within the usual course of business of the Company; provided, however, that the vote of a Super-Majority in Interest shall be required for the following:

(a) The approval of a merger or consolidation with another Person;

(b) Change of the status of the Company from one in which management is vested in the Members to one in which management is vested in one or more managers;

(c) The sale, lease, exchange, or other disposition, other than by mortgage, deed of trust, or pledge, of all, or substantially all, of the Property;

(d) Compromise and/or waiver of the amount and character of the contributions that a Member shall make as consideration for the issuance of an Interest;

(e) Confession of any judgment on behalf of the Company;

(f) Any assignment of the Property for the benefit of creditors of the Company;

(g) The authorization of any transaction, agreement or action that is unrelated to the Company’s purposes as set forth in the Articles; or

(h) The authorization of any transaction, agreement or action that otherwise contravenes this Agreement.

At any time that an Event of Withdrawal has occurred with respect to a Member and, as a result, no Person shall have the right to vote or to participate in the management of the business and affairs of the Company with respect to the Interest held by such Member, then the Percentage Interest represented by such Interest shall be disregarded in determining whether the requisite percentage necessary for a valid decision of the Members has been obtained, with the effect that such Interest shall be treated as if such Interest had not been issued and the requisite percentage necessary for a valid decision shall be applied against the remaining total Percentage Interests.

5.10 Minutes of Meetings and Record of Other Actions. The Company shall endeavor to keep at its principal office minutes of meetings of the Members and records of actions which may be taken by the Members without a meeting.

5.11 Limitation of Liability. No Person shall be liable to the Company or its Members for any loss, damage, liability or expense suffered by the Company or its Members on account of any action taken or omitted to be taken by such person as a Member or as Manager of the Company or by such Person while serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, if such Person discharges such Person’s duties in good faith, exercising the same degree of care and skill that a prudent person would have exercised under the circumstances in the conduct of such prudent person’s own affairs, and in a manner such Person reasonably believes to be in the best interest of the Company. A Member’s liability hereunder shall be so limited for those actions taken or omitted to be taken by such Member in connection with the management of the business and affairs of the Company.

5.12 Right to Indemnification. The Company shall indemnify each Person who has been or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate (regardless of whether such action, suit or proceeding is by or the Company or by third parties) by reason of the fact that such Person is or was a Member or Manager of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any

Other Enterprise, such indemnity shall apply against all liabilities and expenses, including, without limitation, judgments, amounts paid in settlement, attorneys’ fees, ERISA excise taxes or penalties, fines and other expenses, actually and reasonably incurred by such Person in connection with any such action, suit or proceeding (including, without limitation, the investigation, defense, settlement or appeal of any such action, suit or proceeding); provided, however, that the Company shall not be required to indemnify or advance expenses to any Person from or on account of such Person’s conduct that was finally adjudged to have been knowingly fraudulent, deliberately dishonest, or willful misconduct; provided further that the Company shall not be required to indemnify or advance expenses to any Person in connection with an action, suit or proceeding initiated by such Person unless the initiation of such action, suit or proceeding was authorized in advance by the Members of the Company; provided further that a Member shall be indemnified hereunder only for those actions taken or omitted to be taken by such Member in connection with the management of the business and affairs of the Company. The provisions of this Article V are not intended to extend indemnification to any Member for any actions taken or omitted to be taken by such Member in any other connection, including, but not limited to, any obligation of such member undertaken in this Agreement. The termination of any action, suit or proceeding by judgment, order, settlement, conviction or under a plea of nolo contendere or its equivalent, shall not, in and of itself, create a presumption that such Person’s conduct was finally adjudged to have been knowingly fraudulent, deliberately dishonest or willful misconduct.

5.13 Enforcement of Indemnification. In the event the Company refuses to indemnify any Person who may be entitled to be indemnified or to have expenses advanced under this Article V, such Person shall have the right to maintain an action in any court of competent jurisdiction against the Company to determine whether or not such person is entitled to such indemnification or advancement of expenses hereunder. If such court action is successful and the Person is determined to be entitled to such indemnification or advancement of expenses, such Person shall be reimbursed by the Company for all fees and expenses (including attorneys’ fees) actually and reasonably incurred in connection with any such action (including, without limitation, the investigation, defense, settlement or appeal of such action).

5.14 Advancement of Expenses. Expenses (including attorneys’ fees) reasonably incurred in defending an action, suit or proceeding, whether civil, criminal, administrative, investigative or appellate, shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Person to repay such amount if it shall ultimately be determined that such Person is not entitled to indemnification by the Company. In no event shall any advance be made in instances where the Members or independent legal counsel reasonably determines that such person would not be entitled to indemnification hereunder.

5.15 Non-Exclusivity. The indemnification and the advancement of expenses provided by this Article V shall not be exclusive of any other rights to which those seeking indemnification or advancement of expenses may be entitled under any statute, or any agreement, vote of Members, policy of insurance or otherwise, both as to any action in their official capacity and as to any action in another capacity while holding their respective offices, and shall not limit in any way any right that the Company may have to make additional indemnifications with respect to the same or different Persons or classes of Persons. The indemnification and advancement of expenses provided by, or granted pursuant to, this Article V shall continue as to a Person who has ceased to be a Member or Manager of the Company, and as to a Person who has ceased serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise and shall inure to the benefit of the heirs, executors and administrators of such Person.

5.16 Insurance. Upon the approval of the Members, the Company may purchase and maintain liability insurance on behalf of any Person who is or was a Member, Administration, agent, or employee of the Company, or is or was serving at the request of the Company as a director, officer or in any other comparable position of any Other Enterprise, against any liability asserted against such Person in any such capacity, or arising out of such Person’s status as such, whether or not the Company would have the power, or the obligation, to indemnify such Person against such liability under the provisions of this Article V.

5.17 Severability. If any provision of this Article V or the application of any such provision to any Person or circumstance is held invalid, illegal or unenforceable for any reason whatsoever, the remaining provisions of this Article V and the application of such provision to other Persons or circumstances shall not be affected thereby and, to the fullest extent possible, the court finding such provision invalid, illegal or unenforceable shall modify and construe the provision so as to render it valid and enforceable as against all persons and to give the maximum possible protection to Persons subject to indemnification hereby within the bounds of validity, legality and enforceability.

5.18 Contracts with Members or their Affiliates. No contract or transaction between the Company and one of its Members or between the Company and any Person in which one of its Members is a director or officer, or has a financial interest, shall be void or voidable solely for this reason, or solely because such Member is present at or participates in the meeting of the Members at which the contract or transaction is authorized, or solely because such Member’s vote is counted for such purpose, and such member shall not be obligated to account to the Company for any profit or benefit derived by such member if the material facts as to such Member’s relationship are known to the Members, and the Members holding a majority of the Percentage Interests held by all those Members who are disinterested with respect to any such contract or transaction authorize such contract or transaction, even though the disinterested Members be less than a quorum.

5.19 Other Business Ventures. Any Member or Manager may engage in, or possess an interest in, other business ventures of any and every nature and description, independently or with others, whether or not similar to or in competition with the business of the Company, and neither the Company nor the Members shall have any right by virtue of this Agreement in or to such other business ventures or to the income or profits derived therefrom. Neither the Members nor the Manager shall be required to devote all of their time or business efforts to the affairs of the Company, but shall devote so much of their time and attention to the Company as is reasonably necessary and advisable to manage the affairs of the Company to the best advantage of the Company.

ARTICLE VI—ACCOUNTING AND BANK ACCOUNTS

6.1 Fiscal Year. The fiscal year and taxable year of the Company shall end on December 31 of each year, unless a different year is required by the Code or adopted by a Majority in Interest.

6.2 Books and Records. At all times during the existence of the Company, the Company shall cause to be maintained books and records as prescribed by § 347.091 of the Act. The books and records of the Company shall be maintained at the principal office of the Company. Each Member (or such Member’s designated representative) shall have the right during ordinary business hours and upon reasonable notice to inspect and copy (at such Member’s own expense) any and all books and records of the Company.

6.3 Financial Reports.

(a) Within Ninety (90) days after the end of each fiscal year, and upon written request there shall be prepared and delivered to each Member;

i) a balance sheet as of the end of such year and related financial statements for the year then ended; and

ii) Other pertinent information regarding the Company;

(b) Within Ninety (90) days after the end of each fiscal year, there shall be prepared and delivered to each member all information with respect to the Company necessary for the preparation of the Members’ Federal and state income tax returns.

6.4 Tax Returns and Elections. The Company shall cause to be prepared and timely filed all federal, state and local income tax returns or other returns or statements as may be required by applicable law. The Company shall claim all deductions and make such elections for federal or state income tax purposes that the Members reasonably believe will produce the most favorable tax results for the Members.

6.5 Bank Accounts. All funds of the Company shall be deposited in a separate bank, money market or similar account(s) and in the Company’s name. Withdrawals therefrom shall be made only by the Manager or other persons authorized in writing to do so by the Members.

ARTICLE VII—TRANSFERS OF INTERESTS AND EVENTS OF WITHDRAWAL

7.1 General Restrictions. Except as expressly provided in this Agreement, no Member may Transfer all or any part of such Member’s Interest. Any purported Transfer of an Interest in violation of the terms of this Agreement shall be null and void and of no effect. A permitted Transfer shall be effective as of the date specified in the instruments relating thereto. Any Transferee desiring to make a further Transfer shall become subject to all of the provisions of this Article VII to the same extent and in the same manner as any Member desiring to make any Transfer.

7.2 Permitted Transfers. Each Member (a “Transferor”) shall have the right to transfer and/or assign (but not to substitute the assignee as a Substitute Member in such Member’s place, except in accordance with Section 7.3), by a writing or written endorsement on a Percentage Interest Certificate, all or any part of such Member’s Interest to Immediate Family. Any transfer and/or assignment to any other person (except for Transfers upon death), shall require that the Members holding a majority of the remaining Percentage Interests consent in writing, to any such Transfer.

7.3 Substitute Members. No transferee and/or assignee of all or part of a Member’s Interest shall become a Member in place of the Transferor (a “Substitute Member”) unless and until:

(a) The Transferee is already a Member; or

(b) The Transferor (if living) has stated such intention in the instrument of assignment; and

(c) The Transferee has executed an instrument accepting and adopting the terms and provisions of this Agreement; and

(d) The Members holding a majority of the remaining Percentage Interests (all Percentage Interests except for the Percentage Interest being transferred), in their sole and absolute discretion, shall have consented in writing to such Transferee becoming a Substitute Member.

Upon satisfaction of all of the foregoing conditions with respect to a Transferee, any Manager shall cause this Agreement to be duly amended to reflect the admission of the Transferee as a Substitute Member.

7.4 Effects of Admission as a Substitute Member. Unless and until admitted as a Substitute Member pursuant to Section 7.3, a Transferee shall not be entitled to exercise any rights of a Member in the Company, including the right to vote, grant approvals or give consents with respect to such Interest, the right to require any information or accounting of the Company’s business or the right to inspect the Company’s books and records, but a Transferee shall only be entitled to receive, to the extent of the Interest transferred to such Transferee, the Distributions to which the Transferor would be entitled. A Transferee who has become a Substitute Member has, to the extent of the Interest transferred to such Transferee, all the rights and powers of the Member for whom such Transferee is substituted and is subject to the restrictions and liabilities of a Member under this Agreement and the Act. Upon admission of a Transferee as a Substitute Member, the Transferor shall cease to be a Member of the Company only to the extent of such transferred Interest. Further, a Person shall not cease to be a Member upon assignment of all of such Member’s Interest unless and until the Transferee becomes a Substitute Member.

7.5 Additional Members. Additional Members may be admitted to the Company and additional Interests may be issued only by the consent of a Super-Majority in Interest.

7.6 Events of Withdrawal. A Member shall cease to be a Member of the Company upon the occurrence of any of the following events (“Event of Withdrawal”):

(a) A Member withdraws from the Company by giving ninety (90) days prior written notice of such Member’s withdrawal to the other Members, provided, however, such withdrawal shall constitute a breach of this Agreement and such Member shall be liable to the Company for any damages sustained by the Company as a result of such withdrawal and the Company may offset such damages against any amount otherwise distributable to such Member pursuant to Article IV of this Agreement;

(b) A Member:

i) Makes an assignment for the benefit of creditors;

ii) Is the subject of a Bankruptcy

iii) Files a petition or answer seeking (for such Member) any reorganization, arrangement, composition, readjustment, liquidation, or similar relief under any statute, law or regulation or files an answer or other pleading admitting or failing to contest the material allegations of any petition filed against such Member in a proceeding of such nature; or

iv) Seeks, consents to or acquiesces in the appointment of a trustee, receiver or liquidator for such Member;

(c) With respect to any Member, if within One Hundred Twenty (120) days after the commencement of any proceeding against the Member seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any statute, law or regulation, the proceeding has not been dismissed, or if, within ninety (90) days after the appointment without such member’s consent or acquiescence, of a trustee, receiver or liquidator of the Member or of all or any substantial part of such Member’s property, the appointment is not vacated or stayed, or, if within ninety (90) days after the expiration of any such stay, the appointment is not vacated;

(d) In the case of a Member who is a natural person;

i) Such Member’s death; or

ii) The entry by a court of competent jurisdiction adjudicating such Member incapacitated to manage such Member’s person or estate;

(e) In the case of a Member that is a trust, the termination of the trust or a distribution of its entire interest in the Company (but not merely the substitution of a new trustee);

(f) In the case of a Member that is a general or limited partnership, the dissolution and commencement of winding up of the partnership or a distribution of its entire interest in the Company;

(g) In the case of a Member that is a corporation, the filing of articles of dissolution, or their equivalent, for the corporation or revocation of its charter or a distribution of its entire interest in the Company;

(h) In the case of a Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company; or

(i) In the case of a Member that is a limited liability company, the filing of articles of dissolution or termination, or their equivalent, for the limited liability company or a distribution of its entire interest in the Company.

Except as provided in Section 8.1 of this Agreement, upon the occurrence of an Event of Withdrawal, the Company shall not be dissolved and the Member with respect to whom an Event of Withdrawal has occurred, as the case may be, shall be deemed to be a Transferee under the provisions of Section 7.2, and the rights and obligations of such Member or such Person shall be governed by Section 7.2 of this Agreement; provided, however, that such Member or Person shall thereafter have no right to vote as a Member or to participate in the management of the business and affairs of the Company as a Member.

7.7 Shotgun Buy/Sell. Should any Member, or Members acting together, desire to initiate this shot gun buy/sell (the “Initiation”), such Member or Members (in the plural, neutral, irrespective of number, the “Initiating Members”) shall first give each of the remaining Members (in the plural, neutral, irrespective of number, the “Remaining Members”) written notice of the Initiating Members’ intention to effectuate an Initiation (the “Initiation Notice”). Such Initiation Notice shall contain a cash offer by the Initiating Members to sell all of the Initiating Members’ total Percentage Interest in the Company to the Remaining Members for a stated sum certain for each One Percent (1%) Members’ Percentage Interest owned by the Initiating Members and, alternatively, offering to purchase all of the Remaining Members’ Percentage Interests in the Company for the same sum certain for each One Percent (1%) Members’ Percentage Interest. The Remaining Members shall be compelled to elect to either purchase the

Percentage Interest of the Initiating Members at the price contained in the Initiating Notice from the Initiating Members (a “Purchase Election”) or sell such Remaining Members’ Percentage Interest at the price contained in the Initiating Notice (a “Sale Election”). Such election by the Remaining Members shall be made by written notice given by each of the Remaining Members to the Initiating Members within Twenty (20) days of the date of such Initiating Notice. In the event that any of the Remaining Members shall fail or refuse to make such election within such Twenty (20) day period, then for purposes herein any such Remaining Members shall be deemed to have made a Sale Election. The comprehensive and controlling election of the Remaining Members shall be calculated by comparing the aggregate Member’s Percentage Interest of those Remaining Members making a Purchase Election to the aggregate Member Percentage Interest of those Remaining Members making a Sale Election with the election with the greater aggregate Member’s Percentage Interest to constitute the comprehensive and controlling election of all Remaining Members. In the event such aggregate Member’s Percentage Interest of those Remaining Members making a Purchase Election equals the aggregate Member Percentage Interest of those Remaining Members making a Sale Election, then the comprehensive and controlling election of all Remaining Members shall be a Sale Election. The purchase and sale shall be closed on the first business day following the thirtieth calendar day after the Initiating Members shall have given the original written notice at the offices of the bank at which the Company then keeps its primary checking account. The purchase price shall be paid at closing, in cash, and whichever Member is selling their interest in the Company shall execute such documents and instruments evidencing the sale of their interest as the Purchasing Member may reasonably require. During said 30 day period no distribution of monies shall be made from the Company’s operating account except to pay routine operating expenses of the Company. At closing, all sums remaining in said Company’s operating account shall be equally divided between the Members. The proceeds of any accounts receivable in existence as of the date of closing which are subsequently paid shall likewise be equally divided between the Members at such time as any such accounts receivable is actually paid. Upon closing, the Purchasing Member shall be deemed to have assumed all debts and obligations of the Company, and the purchasing Member shall indemnify the selling Member against all debts and liabilities of which the purchasing Member has knowledge and/or which are not the result of any negligent act or intentional act on the part of the selling Member.

ARTICLE VIII—DISSOLUTION AND TERMINATION

8.1 Events Causing Dissolution. The Company shall be dissolved upon the first to occur of the following events:

(a) The expiration of the term of the Company, as set forth in the Articles; or

(b) The unanimous written agreement of the Members to dissolve; and at any time that the Company does not then consist of at least two Members or at least one Member and one Transferee then the Company shall be dissolved upon the occurrence of any of the following:

i) In the case of a sole Member who is a natural person, the death of the Member;

ii) In the case of a sole Member that is a trust, the termination of the trust;

iii) In the case of a sole Member that is a general or limited partnership, the dissolution and commencement of winding up of the partnership;

iv) In the case of a sole Member that is a corporation, the filing of articles of dissolution, or their equivalent, for the corporation;

v) In the case of a sole Member that is an estate, the distribution by the fiduciary of the estate’s entire interest in the Company;

vi) In the case of a sole Member that is a limited liability company, the filing of articles of dissolution or termination, or their equivalent, for the limited liability company;

(c) Any sole Member is the subject of a Bankruptcy; unless, within ninety (90) days after the occurrence of any of the foregoing, the Members holding a majority of the remaining Percentage Interests agree to continue the Company.

(d) Upon the approval to dissolve of a Super-Majority in Interest.

(e) Upon the entry of a decree of dissolution with respect to the Company by a court of competent jurisdiction.

(f) When the Company is not the surviving entity in a merger or consolidation under the Act.

8.2 Effect of Dissolution. Except as otherwise provided in this Agreement, upon the dissolution of the Company, the Members shall take such actions as may be required pursuant to the Act and shall proceed to wind up, liquidate and terminate the business and affairs of the Company. In connection with such winding up, the Members shall have the authority to liquidate and reduce to cash (to the extent necessary or appropriate) the assets of the Company as promptly as is consistent with obtaining Fair Value therefor, to apply and distribute the proceeds of such liquidation and any remaining assets in accordance with the provisions of Section 8.3, and to do any and all acts and things authorized by, and in accordance with, the Act and any other applicable laws for the purpose of winding up and liquidation.

8.3 Application of Proceeds. Upon dissolution and liquidation of the Company, the assets of the Company shall be applied and distributed in the order of priority set forth in Section 4.2.

ARTICLE IX—MISCELLANEOUS

9.1 Title to Assets. Title to the Property and to all other assets acquired by the Company shall be held in the name of the Company. No Member shall individually have any ownership interest or rights in the Property or any other assets of the Company, except indirectly by virtue of such member’s ownership of an Interest. No Member shall have any right to seek or obtain a partition of the Property or other assets of the Company, nor shall any Member have the right to any specific assets of the Company upon the liquidation of or any distribution from the Company.

9.2 Nature of Interest in the Company. An Interest shall be personal property for all purposes.

9.3 Percentage Interest Certificate. Each member shall be issued a certificate from the Company stating thereon the Member’s percentage ownership and sharing ratio interest in the Company; and if a transferee (rather than a Member) with such certificate bearing a notation that the same is non-voting; stating that thereon that transfer is limited by this Operating Agreement; and being signed by the Manager or by all Members of the Company.

9.4 Notices. Any notice, demand, request or other communication (a “Notice”) required or permitted to be given by this Agreement or the Act to the Company, any Member, or any other Person shall be sufficient if in writing and if hand delivered or mailed by registered or certified mail to the Company at its principal office or to a Member or any other Person at the address of such Member or such other Person as appears on the records of the Company or sent by facsimile\transmission to the telephone number, of the recipient’s facsimile machine as such telephone number appears on the records of the Company. All Notices that are mailed shall be deemed to be given when deposited in the United States mail, postage prepaid. All Notices that are hand delivered shall be deemed to be given upon delivery. All Notices that are given by facsimile transmission shall be deemed to be given upon receipt, it being agreed that the burden of proving receipt shall be on the sender of such Notice and such burden shall not be satisfied by a transmission report generated by the sender’s facsimile machine.

9.5 Waiver of Default. No consent or waiver, express or implied, by the Company or a Member with respect to any breach or default by another Member hereunder shall be deemed or construed to be a consent or waiver with respect to any other breach or default by such Member of the same provision or of any other provision of this Agreement. Failure on the part of the Company or a Member to complain of any act or failure to act of another Member or to declare such other Member in default shall not be deemed or constitute a waiver by the Company or the Member of any rights hereunder.

9.6 No Third Party Rights. None of the provisions contained in this Agreement shall be for the benefit of, or enforceable by, any third parties, including, but not limited to, any creditors of the Company; provided, however, the Company may enforce any rights granted to the Company under the Act, the Articles, or this Agreement.

9.7 Entire Agreement. This Agreement, together with the Articles, constitutes the entire agreement between the Members, in such capacity, relative to the formation, operation and continuation of the Company.

9.8 Amendments to this Agreement.

(a) Except as otherwise provided herein, this Agreement shall not be modified or amended in any manner other than by the written agreement of a Super-Majority in Interest at the time of such modification or amendment.

(b) This Agreement may be amended by the Manager, without any execution of any amendment document by the Members, in order to reflect the occurrence of any of the following events provided that all of the conditions, if any, contained in the relevant sections of this Agreement with respect to such event have been satisfied:

(1) an adjustment of the Percentage Interests of the Members upon making a Capital Contribution (Section 3.2(b) hereof);

(2) the modification of this Agreement to comply with any relevant tax laws.

(3) the admission of a Substitute Member (Section 7.3 hereof).

(4) Transfer of all or any part of a Percentage Interest.

(c) Anything in this Section 9.7 to the contrary notwithstanding, without the unanimous written consent of all Members, no amendment to this Agreement may:

(1) enlarge the obligations of any Member under this Agreement; or

(2) amend any provisions of Article IV other than an amendment to comply with the relevant tax laws as provided in Section 4.5(g).

9.9 Severability. In the event any provision of this Agreement is held to be illegal, invalid or unenforceable to any extent, the legality, validity and enforceability of the remainder of this Agreement shall not be affected thereby and shall remain in full force and effect and shall be enforced to the greatest extent permitted by law.

9.10 Binding Agreement. Subject to the restrictions on the disposition of Percentage Interests herein contained, the provisions of this Agreement shall be binding upon, and inure to the benefit of, the parties hereto and their respective heirs, personal representatives, successors and permitted assigns.

9.11 Headings. The headings of the Articles and Sections of this Agreement are for convenience only and shall not be considered in construing or interpreting any of the terms or provisions hereof.

9.12 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one agreement that is binding upon all of the parties hereto, notwithstanding that all parties may not be signatories to the same counterpart.

9.13 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Missouri.

9.14 Remedies. In the event of a default by any party in the performance of any obligation undertaken in this Agreement, in addition to any other remedy available to the non-defaulting parties, the defaulting party shall pay to each of the non-defaulting parties all costs, damages, and expenses, including reasonable attorney’s fees, incurred by the non-defaulting parties as a result of such default. In the event that any dispute arises with respect to the enforcement, interpretation, or application of this Agreement and court proceedings are instituted to resolve such dispute, the prevailing party in such Court proceedings shall be entitled to recover from the non-prevailing party all costs and expenses, including, but not limited to, reasonable attorney’s fees, incurred by the prevailing party in such court proceedings.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first written above.

/s/ Larry W. Moore
LARRY W. MOORE, Manager

/s/ Billy G. Sapp
BILLY G. SAPP, Manager